Exhibit 99.1

THE FIRST AMERICAN CORPORATION ANNOUNCES APPOINTMENT

OF MATTHEW B. BOTEIN TO BOARD OF DIRECTORS

SANTA ANA, Calif., Aug. 26, 2009 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, announced today that Matthew B. Botein has been appointed to the company’s board of directors.

Botein, who is chairman of Botein & Company, LLC, a private investment firm, served until June 2009 as a managing director for Highfields Capital Management LP, First American’s largest unaffiliated shareholder. At Highfields he managed portfolio investments in the financial services industry and certain private equity investments of the firm. Prior to joining Highfields, he was a principal in the Private Equity Group at The Blackstone Group.

“We’re honored to have Matt join our board,” said Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. “We welcome his insights into our business, especially with respect to the many information products we offer to the investment community.”

Botein also serves as the vice chairman of mortgage investment firm Private National Mortgage Acceptance Company LLC (“PennyMac”) and is a member of the boards of directors of Aspen Insurance Holdings Limited (NYSE: AHL), a specialty insurance and reinsurance company; PennyMac Mortgage Investment Trust (NYSE: PMT); Cyrus Reinsurance Holdings Limited, a reinsurance company; and Integro Limited, an insurance and reinsurance broker.

Botein joins the board pursuant to an agreement entered into between the company and Highfields.

About First American

The First American Corporation (NYSE: FAF) is a FORTUNE 500® company that traces its history to 1889. With revenues of approximately $6.2 billion in 2008, it is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty

– more –

First American Announces Appointment of Matthew B. Botein to Board of Directors

Insurance, Information and Outsourcing Solutions, Data and Analytic Solutions, and Risk Mitigation and Business Solutions. More information about the company and an archive of its press releases can be found at www.firstam.com.

# # #

Media Contact: Carrie Gaska Corporate Communications The First American Corporation (714) 250-3298 • cgaska@firstam.com	Investor Contact: Mark Seaton Investor Relations The First American Corporation (714) 250-4264 • mseaton@firstam.com